Wellesley Bancorp, Inc. Announces Date Of 2019 Annual Meeting Of Shareholders

WELLESLEY, Mass., March 11, 2019 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq: WEBK) today announced that its annual meeting of shareholders will be held on Wednesday, May 22, 2019.

Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides personal, customized, premier banking services to successful people, families, businesses and non-profit organizations. The Bank has six full-service banking offices in Wellesley, Newton and Boston. Wellesley Investment Partners, a subsidiary of Wellesley Bank, provides wealth management services to individuals and families, private foundations and endowments. Wellesley Bank has been serving the greater Boston area for over 106 years.

CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, (781) 235-2550